EXHIBIT 8.1

ALSTON&BIRD LLP

601 Pennsylvania Avenue, N.W.

North Building, 10th Floor

Washington, DC 20004-2601

202-756-3300

Fax: 202-756-3333

www.alston.com

February 4, 2005

HomeBanc Corp.

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

Re:	Registration on Securities Form S-11 Relating to Shares of Common Stock of HomeBanc Corp.

Ladies and Gentlemen:

In connection with the registration statement on Securities Form S-11 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on January 7, 2005 (File No. 333-121900), as amended through the date hereof and together with all exhibits thereto, and the registration statement on Securities Form S-11 filed with the SEC under Rule 462(b) of the Securities Act of 1933, as amended, on February 4, 2005 (the “462(b) Registration Statement,”), relating to the sale of up to an additional 575,000 shares of common stock by HomeBanc Corp. (the “Company”), you have requested that we render an opinion with respect to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the accuracy of the discussion of US federal income tax considerations contained under the heading “Federal income tax consequences” in the 462(b) Registration Statement.

In connection with this opinion, we have examined the Registration Statement and the 462(b) Registration Statement, the Company’s Articles of Incorporation and Bylaws, and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1. During its short taxable year ending December 31, 2004, the Company operated, and in future taxable years the Company will operate, in a manner that will make the

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HomeBanc. Corp.

February 4, 2005

representations contained in a certificate, dated February 3, 2005 and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

2. The Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year;

3. No action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based;

4. The Company will timely file with the Internal Revenue Service Form 1120-REIT for its short taxable year ended December 31, 2004, electing to be taxed as a REIT.

In addition, you have provided us with, and we are relying upon the correctness of, the factual representations and covenants in the Officer’s Certificate relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds direct or indirect interests. For purposes of our opinion, we have not made an independent investigation of the facts and have, consequently, assumed and relied on your representations that the information presented in the Officer’s Certificate, the Registration Statement and the 462(b) Registration Statement, and other documents, or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants.

In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that:

(i) Commencing with its short taxable year ending December 31, 2004, the Company has been organized in conformity with the requirements for qualification of the Company as a REIT under sections 856 through 860 of the Code, and its current and proposed method of operation of the Company will enable the Company to meet the requirements for taxation as a REIT under the Code.

(ii) The statements in the 462(b) Registration Statement under the caption “Federal income tax consequences,” to the extent that they describe matters of law or legal conclusions, fairly summarize the matters described therein in all material respects.

HomeBanc. Corp.

February 4, 2005

The Company’s qualification as a REIT depends on the Company’s ongoing satisfaction of the various requirements under the Code and described in the 462(b) Registration Statement under the caption “Federal income tax consequences” relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders, and the diversity of the Company’s ownership. We make no undertaking to review the Company’s compliance with these requirements on a continuing basis, and no assurances can be given that the Company will satisfy these requirements.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the Treasury regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein. In addition, as noted above, our opinion is based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the US federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

No opinion other than that expressly contained herein may be inferred or implied. We have no obligation to update this opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the 462(b) Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the 462(b) Registration Statement. Furthermore, we hereby consent to the description and summarization of the tax consequences in the 462(b) Registration Statement under the caption “Federal income tax consequences.” In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours

/S/ JAMES E. CROKER, JR.
James E. Croker, Partner